UNITED STATES OF AMERICA
Before the
SECURITIES AND EXCHANGE COMMISSION

SECURITIES EXCHANGE ACT OF 1934
Release No. 88620 / April 10, 2020

The U.S. Securities and Exchange Commission announced the temporary suspension, pursuant to Section 12(k) of the Securities Exchange Act of 1934 (the "Exchange Act"), of trading of the securities of Solei Systems, Inc. ("SOLI"), of Alexandria, Virginia at 9:30 a.m. EDT on April 13, 2020, and terminating at 11:59 p.m. EDT on April 24, 2020.

The Commission temporarily suspended trading in the securities of SOLI because of questions regarding the accuracy and adequacy of information in the marketplace regarding SOLI common stock since at least March 16, 2020. Those questions relate to statements SOLI made, in a press release issued by the Company on March 16, 2020 and a March 18, 2020 national cable news program interview with the Chief Executive Officer of its wholly-owned subsidiary, CareClix, Inc., about the ability of CareClix to provide COVID-19 testing kits that would allow a patient to submit a testing sample from home.

The Commission cautions brokers, dealers, shareholders, and prospective purchasers that they should carefully consider the foregoing information along with all other currently available information and any information subsequently issued by the company.

Further, brokers and dealers should be alert to the fact that, pursuant to Rule 15c2-11 under the Exchange Act, at the termination of the trading suspension, no quotation may be entered unless and until they have strictly complied with all of the provisions of the rule. If any broker or dealer has any questions as to whether or not he has complied with the rule, he should not enter any quotation but immediately contact the staff in the Division of Trading and Markets, Office of Interpretation and Guidance, at (202) 551-5777. If any broker or dealer is uncertain as to what is required by Rule 15c2-11, he should refrain from entering quotations relating to SOLI's securities until such time as he has familiarized himself with the rule and is certain that all of its provisions have been met. If any broker or dealer enters any quotation that is in violation of the rule, the Commission will consider the need for prompt enforcement action.

If any broker, dealer or other person has any information that may relate to this matter, they should immediately contact David Frohlich, Assistant Director, at (202) 551-4963. The Commission appreciates the assistance of the Financial Industry Regulatory Authority ("FINRA").